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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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For more information contact:

Robert J. DeFranco
Senior Vice President
Chief Financial Officer
www.bankrate.com
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bdefranco@bankrate.com
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561.630.1230

                 Bankrate, Inc. Appeals Nasdaq Initial Findings

NORTH PALM BEACH, FLA. - December 21, 2000 - Bankrate, Inc. (formerly ilife.com, Inc.) (Nasdaq: RATE) announced that on December 14th it received a Nasdaq Staff Determination letter indicating that the Company no longer complies with the net tangible assets requirement for continued listing set forth in Marketplace Rule 4450(a)(3), and that the Company's common stock is, therefore, subject to delisting from The Nasdaq National Market.

The Company is appealing this determination by immediately requesting a hearing before a Nasdaq Listing Qualifications Panel. The date for the hearing has not yet been established. The Company has been advised that Nasdaq will not take any action to delist its common stock pending the conclusion of that hearing. There can be no assurance, however, that the Company's appeal will be successful, and its common stock may be delisted from The Nasdaq National Market if the appeal is denied or if the Company decides, for business reasons, not to effectuate alternative remedies. If necessary, the Company would apply to list its common stock on The Nasdaq SmallCap Market, the OTC Bulletin Board or another quotation system or exchange on which the Company would qualify.

"The irony of this situation is that Bankrate is a much better company today than it was a year ago, when there were no questions regarding our listing on Nasdaq," said Elisabeth DeMarse, Bankrate's President and CEO. "We have done many positive things to right our course and reduce our losses, and in a difficult market we are proving the viability of our business model. As we reported on September 30, 2000, we held $9.6 million in cash and our burn rate is far, far below where it was last year. Frankly, our most important goal today is to continue with our plan to insure the long-term future of our company by making our operations cash flow positive as quickly and efficiently as possible."

                                     -More-
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About Bankrate.com

Bankrate.com is owned and operated by Bankrate, Inc. (Nasdaq: RATE). Bankrate.com is the Internet's leading consumer banking marketplace, with an average of 1.6 million unique visitors per month connecting with over 4,000 financial institutions in 126 markets in 50 states. Bankrate operates a portfolio of personal finance channels, including banking, investing, taxes and small business finance. It is the leading aggregator of 100 financial products, including mortgages, credit cards, new and used auto loans, money market accounts and CDs, checking and ATM fees, home equity loans and online banking fees. Bankrate provides financial applications and information to a network of over 120 partners including Yahoo (Nasdaq: YHOO), America Online (NYSE: AOL), CNN and Smart Money. The Company's information is also distributed through more than 120 national and state publications.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Act. Investors are cautioned that actual results could differ materially from those anticipated by such statements and are advised to consult our current SEC filings for additional information concerning risk factors that affect the Company's business.

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